EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-10315, 333-32951, 333-48451, 333-83715, 333-42202, 333-81656, 333-104206, 333-117928 and 333-125584 of CSG Systems International, Inc. on Form S-8 and Registration Statement No. 333-117427 of CSG Systems International, Inc. on Form S-3/A of our report dated February 3, 2011 related to the consolidated financial statements of Intec Telecom Systems Limited as of September 30, 2010 and 2009 and for the three years ended September 30, 2010, appearing in this Current Report on Form 8-K/A of CSG Systems International, Inc.

/s/ DELOITTE LLP

DELOITTE LLP
London, United Kingdom
February 4, 2011